Exhibit 99

FNBH Bancorp, Inc.

Dear Shareholder,

FNBH Bancorp Inc recently reported a net loss of $4,044,000 for the first six months of 2008. During this period, our company provided $8,900,000 in provision for loan loss expense. The large provision for loan losses was necessitated by a continuing weak local, state and national economy.

During the second quarter of 2008, we completed an extensive evaluation of our commercial loan portfolio. Through a combination of internal and external resources, loans aggregating approximately $140 million were specifically reviewed. We updated loan collateral valuations as warranted by the challenging economic environment and provided additional loan loss reserves accordingly. While adversely impacting our earnings, this extensive portfolio review enhances our ability to proactively manage relationships and minimize actual losses incurred.

Management is devoting substantial additional resources to managing our commercial loan portfolio, including the hiring of a new Chief Credit Officer, hiring of a new Vice President of Commercial Loan Administration and additional staffing in the loan work out area. In light of other recent staff reductions, these additions will not result in a net increase to overall existing personnel expense.

In these challenging banking times, it is important to note that our bank remains well-capitalized, we are maintaining good liquidity, our loan loss reserve represents 4.61% of the bank’s total loans and our net interest margin of 4.15% is substantially above peer average.

Given uncertainties inherent in the current economic environment, we have made the difficult decision to discontinue our quarterly cash dividend. This will allow for the preservation of capital to ensure the continued strong capital position of the Corporation.

As the company’s recently appointed President and CEO, I want to assure you that your management team understands that our primary mission is to enhance shareholder wealth. We are in the process of developing a focused, actionable strategic plan geared to shareholder value enhancement. We will also be devoting substantial effort to improve revenue sources, identify efficiencies and reduce expenses.

In closing, I would like to thank you for the opportunity to lead your company, your commitment to community banking and your investment in our company. Should you wish to visit, please call me at 517-545-2221 or stop by our Howell main office.

Sincerely,

/s/ Ronald L. Long

Ronald L. Long
President and CEO

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30, 2008	December 31, 2007

Assets
Cash and due from banks	$9,592,219	$13,400,674
Short term investments	30,362,880	16,509,953

Total cash and cash equivalents
	39,955,099	29,910,627

Certificates of deposit	4,613,000	4,025,000
Investment securities held to maturity, net (fair value of $15,568,938
at June 30, 2008 and $15,600,812 at December 31, 2007)	15,557,020	15,394,165
Agency securities available for sale, at fair value	9,600,696	14,005,338
Mortgage-backed/CMO securities available for sale, at fair value	8,674,336	8,237,772
Preferred stock available for sale, at fair value	1,930,305	--
FHLBI and FRB stock, at cost	994,950	994,950

Total investment securities
	36,757,307	38,632,225

Loans held for investment:
Commercial	294,367,742	301,027,391
Consumer	21,570,178	21,887,904
Real estate mortgage	22,915,300	24,960,574

Total loans held for investment	338,853,220	347,875,869
Less allowance for loan losses	(15,623,076)	(10,314,161)

Net loans held for investment	323,230,144	337,561,708
Premises and equipment, net	8,872,575	9,138,784
Other real estate owned, held for sale	1,973,743	1,523,079
Accrued interest and other assets	9,511,574	12,103,045

Total assets	$424,913,442	$432,894,468

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$59,700,087	$56,505,803
NOW	32,424,058	35,027,009
Savings and money markets	111,456,968	121,641,368
Time deposits	158,811,964	159,357,927
Brokered certificates of deposit	13,942,494	7,046,389

Total deposits	376,335,571	379,578,496
Other borrowings	9,242,277	9,152,190
Accrued interest, taxes, and other liabilities	3,357,738	3,536,600

Total liabilities	388,935,586	392,267,286
Stockholders' Equity
Common stock, no par value. Authorized 4,200,000 shares; 3,059,801 shares issued and outstanding at June 30, 2008 and 3,045,153 shares
issued and outstanding at December 31, 2007	6,284,950	6,141,835
Retained earnings	29,013,613	33,545,396
Deferred directors' compensation	878,933	859,609
Accumulated other comprehensive income (loss), net	(199,640)	80,342

Total stockholders' equity	35,977,856	40,627,182

Total liabilities and stockholders' equity	$424,913,442	$432,894,468

FNBH Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	Three months ended June 30		Six months ended June 30

	2008	2007	2008	2007

Interest and dividend income:
Interest and fees on loans	$5,628,088	$7,312,636	$11,647,272	$14,561,641
Interest and dividend on investment securities:
U.S. Treasury, agency securities and CMO's	268,465	312,876	550,203	659,055
Obligations of states and political subdivisions	165,649	171,329	331,056	349,606
Preferred Stock	42,023	-	58,877	-
Other securities	13,738	11,877	25,120	24,293
Interest on certificates of deposit	55,433	45,195	110,031	93,369
Interest on short term investments	71,169	8,262	217,753	51,710

Total interest and dividend income	6,244,565	7,862,175	12,940,312	15,739,674

Interest expense:
Interest on deposits	1,904,954	2,952,852	4,408,829	5,882,333
Interest on other borrowings	109,436	141,084	217,297	260,707

Total interest expense	2,014,390	3,093,936	4,626,126	6,143,040

Net interest income	4,230,175	4,768,239	8,314,186	9,596,634
Provision for loan losses	8,211,000	6,534,666	8,899,900	7,473,666

Net interest income (loss) after provision for loan losses	(3,980,825)	(1,766,427)	(585,714)	2,122,968

Noninterest income:
Service charges and other fee income	721,613	816,295	1,447,672	1,640,672
Trust income	95,850	100,780	196,197	194,249
Gain on sale of mortgage loans	-	4,587	-	23,793
Loss on available for sale securities	-	(553,407)	-	(553,407)
Other	3,225	774	30,737	2,058

Total noninterest income	820,688	369,029	1,674,606	1,307,365

Noninterest expense:
Salaries and employee benefits	1,899,627	1,649,548	3,620,753	3,528,109
Net occupancy expense	265,628	280,372	622,178	583,724
Equipment expense	138,129	133,453	255,388	241,333
Professional and service fees	631,271	553,160	1,138,550	1,063,749
Computer service fees	129,569	162,977	259,106	288,285
Printing and supplies	53,457	131,045	159,425	183,216
Director fees	68,389	80,597	126,672	180,111
Advertising	58,259	73,693	114,261	145,621
Other	712,158	505,007	1,135,690	814,622

Total noninterest expense	3,956,487	3,569,852	7,432,023	7,028,770

Loss before federal income taxes	(7,116,624)	(4,967,250)	(6,343,131)	(3,598,437)

Federal income tax credit	(2,493,150)	(1,754,376)	(2,299,528)	(1,364,687)

Net loss	$(4,623,474)	$(3,212,874)	$(4,043,603)	$(2,233,750)

Per share statistics:
Basic EPS	$(1.50)	$(1.05)	$(1.31)	$(0.73)
Diluted EPS	$(1.50)	$(1.05)	$(1.31)	$(0.73)
Dividends	$0.08	$0.21	$0.16	$0.42
Basic average shares outstanding	3,080,377	3,068,991	3,078,217	3,076,862
Diluted average shares outstanding	3,080,377	3,068,991	3,078,217	3,076,862